Exhibit 2.2
FOR IMMEDIATE RELEASE
11 December 2009
Not for release, publication or distribution, in whole or in part, in or into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction
RECOMMENDED TAKEOVER FOR CASH
of
HALLIN MARINE SUBSEA INTERNATIONAL PLC
by
SUPERIOR ENERGY SERVICES (UK) LIMITED
a wholly-owned indirect subsidiary of Superior Energy Services, Inc.
to be effected
by way of a scheme of arrangement
under section 152 of the Isle of Man Companies Act 1931
Summary
The Superior UK Board and the Hallin Board are pleased to announce the terms of recommended Proposals for an all cash acquisition by Superior UK of the entire issued and to be issued share capital of Hallin. The Offeror is a wholly-owned indirect subsidiary of Superior and was formed for the purpose of making the Proposals.
•	Superior UK is to acquire Hallin for 233 pence per Hallin Share in cash.

•	The transaction is recommended by the Hallin Board and values the fully diluted share capital of Hallin at approximately £103.5 million.

•	The transaction is to be effected by means of a Scheme of Arrangement, subject to Court and Hallin Shareholder approval.

•	The Scheme is expected to become effective on 26 January 2010.
The Acquisition
•	The boards of Hallin and Superior UK announce that they have reached agreement on the terms of a recommended cash takeover of Hallin by Superior UK (the “Acquisition”). The Acquisition is to be effected by way of a Court sanctioned scheme of arrangement under section 152 of the Isle of Man Companies Act 1931 (the “Scheme”).

•	The Offeror is a wholly-owned indirect subsidiary of Superior and was formed for the purpose of making the Proposals.

•	Under the terms of the Acquisition, Hallin Shareholders will receive 233 pence in cash for each Hallin Share, valuing the existing issued share capital of Hallin at approximately £96.5 million and approximately £103.5 million on a fully diluted basis.

•	The consideration of 233 pence in cash for each Hallin Share represents a premium of approximately:
•	87.1 per cent. to the Closing Price of 124.5 pence per Hallin Share on 10 December 2009 being the last Business Day prior to the date of this announcement;

•	94.5 per cent. to the average Closing Price of 119.8 pence per Hallin Share for the six month period prior to 10 December 2009;

•	109 per cent. to the net asset value per Hallin Share, based on total equity of approximately US$75.0 million included in Hallin’s most recently published (unaudited) statement of its financial position as of 30 June 2009.
Recommendation and shareholder support
•	The Hallin Directors, who have been so advised by Blomfield, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Hallin Board, Blomfield has taken into account the Hallin Directors’ commercial assessments. Accordingly, the Hallin Directors unanimously intend to recommend that Hallin Shareholders vote in favour of the Proposals as they have irrevocably undertaken to do in respect of their holdings of 13,123,864 Hallin Shares in aggregate, representing approximately 31.7 per cent. of the existing issued share capital of Hallin.

•	In addition, Superior UK has received irrevocable undertakings from certain institutional investors to vote in favour of the Proposals in respect of 8,700,000 Hallin Shares in aggregate, representing approximately 21.0 per cent. of the existing issued share capital of Hallin.

•	Superior UK has therefore received irrevocable undertakings to vote in favour of the Proposals in respect of 21,823,864 Hallin Shares in aggregate, representing approximately 52.7 per cent. of the existing issued share capital of Hallin.
Future plans for the Hallin Group
•	Hallin offers Superior the opportunity to enhance its position in the subsea well services market through the combination of Superior’s well intervention assets and Hallin’s existing subsea assets, new build vessel programme and international infrastructure.
Financing
•	The Acquisition will be funded using the Superior Group’s currently committed debt financing arranged by JP Morgan Chase Bank, N.A.
Future process
•	The Scheme will be put to Hallin Shareholders for their approval at the Court Meeting and at the Hallin EGM. In order to become effective, the Scheme must be approved by a majority in number representing at least 75 per cent. in value of all Hallin Shares that are voted at the Court Meeting. In addition, the Special Resolution approving the Scheme and amending the Hallin Share Plan and the Articles must be passed by Hallin Shareholders representing 75 per cent. of the votes cast at the Hallin EGM.

•	It is expected that the Scheme Document will be posted on or before 12 December 2009 and that the Court Meeting and the Hallin EGM to approve the Scheme and deal with certain other related matters will be held on 7 January 2010.

•	It is expected that the Scheme will become effective on 26 January 2010, subject to the satisfaction or waiver of all the conditions set out in Appendix I to this announcement.
Rule 2.10
In accordance with Rule 2.10 of the Takeover Code, Hallin confirms that it has 41,404,574 Hallin Shares in issue as at close of business on 10 December 2009. Hallin currently holds no Hallin Shares in Treasury. The ISIN reference for the Hallin Shares is GB00B06N7T09.
Commenting on the Acquisition, Tony Ebel, Chairman of Hallin, said:
“The board of Hallin believe this is an excellent deal for the Company’s shareholders, for the Company itself and for the Company’s employees.
The Acquisition represents fair value for shareholders and will enable Hallin to take full advantage of the opportunities ahead of it as part of a large, global and well-financed group.”
Commenting on the Acquisition, Terry Hall, Chairman and Chief Executive Officer of Superior said:
“In the short-run, this transaction will provide us with more international penetration and expanded entry into the subsea field development and installation market.
Going forward, we believe the combination of Hallin’s experienced management team, existing global infrastructure and Superior’s well intervention experience and integrated solutions approach will serve as a strong platform for expansion into the growing subsea well intervention market worldwide.”
This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). Appendix I of this announcement contains a summary of the conditions and certain further terms of the Acquisition. Appendix II of this announcement contains details of the bases and sources of information from which the financial calculations used in this announcement have been derived. Appendix III of this announcement contains details of the irrevocable undertakings. Appendix IV of this announcement contains definitions of certain terms used in this announcement.
Simmons & Company International is acting as adviser and Cenkos is acting as financial adviser to Superior and Superior UK in connection with the Acquisition.
Blomfield is acting as financial adviser to Hallin in connection with the Acquisition.
In accordance with Rule 19.11 of the Takeover Code, a copy of this announcement will be published on the following websites: www.hallinmarine.com/ and www.superiorenergy.com/
Press enquiries
For further information contact:

Superior
Robert Taylor	Tel: +1 (504) 587 7374
Westy Ballard

For investors / shareholders / media

Greg Rosenstein	Tel: +1 (504) 587 7374

Simmons & Company International
(Adviser to Superior & Superior UK)	Tel: +1 (713) 236 9999
Frederick W. Charlton
Paul R. Steier

Cenkos Securities plc
(Financial adviser to Superior & Superior UK)	Tel: +44 (0) 131 220 6939
Alan Stewart
Jon Fitzpatrick
Ken Fleming

Hallin
John Quinn (Director)	Tel: +44 (0)845 5191156

Blomfield Corporate Finance Limited
(Financial adviser to Hallin)	Tel: +44 (0)20 7444 0800
Ben Jeynes
Derek Crowhurst
Alan MacKenzie

Powerscourt Media Ltd
(Public relations adviser to Hallin)	Tel: +44 (0) 207 250 1446
Elizabeth Rous / Rob Greening
Simmons & Company International, which is a member of the Financial Industry Regulatory Authority (an independent regulator for securities firms in the US) and the Securities Investor Protection Corporation, is acting exclusively for Superior and Superior UK in relation to the Acquisition. Simmons & Company International will not regard any other person as its client or be responsible to anyone other than Superior and Superior UK for providing the protections afforded to clients of Simmons & Company International nor for giving advice in relation to the Acquisition or any matter referred to in this announcement.
Cenkos Securities plc, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser exclusively for Superior and Superior UK in relation to the Acquisition. Cenkos Securities plc will not regard any other person as its client or be responsible to anyone other than Superior and Superior UK for providing the protections afforded to clients of Cenkos Securities plc nor for giving advice in relation to the Acquisition or any matter referred to in this announcement.
Blomfield, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Hallin in relation to the Acquisition. Blomfield will not regard any other person as its client or be responsible to anyone other than Hallin for providing the protections afforded to clients of Blomfield or for providing advice in relation to the Acquisition nor any other matter referred to in this announcement.
This announcement is not an offer to sell or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction. Hallin Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once it has been dispatched.
The distribution of this announcement in jurisdictions other than the United Kingdom and the Isle of Man may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK and the Isle of Man should inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purposes of complying with UK and Isle of Man law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of the United Kingdom and the Isle of Man.
The Offeror may purchase Hallin Shares otherwise than under the Proposals, such as in the open market or privately negotiated purchases. Such purchases may be made either directly or through a broker and such purchases shall comply with the applicable laws of the United Kingdom and the Isle of Man, as well as the AIM Rules and the Takeover Code. Information about any such purchases will be available from a Regulatory Information Service.
No statement in this announcement is intended as a profit forecast or profit estimate and no statement in this announcement should be interpreted to mean that the future earnings per Hallin Share for current or future financial periods will necessarily match or exceed the historical or published earnings per Hallin Share.
Neither the content of Superior or Hallin’s websites (or any other website) nor the content of any website accessible from hyperlinks on any such website is incorporated into, or forms part of, this announcement.
Notice to US investors in Hallin
The Proposals relate to the shares of an Isle of Man company, are subject to UK and Isle of Man disclosure requirements (which are different from those of the US) and are proposed to be made by means of a scheme of arrangement provided for under the Isle of Man Act Companies Act 1931, as amended. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Proposals are subject to the disclosure requirements and practices applicable in the UK and the Isle of Man to schemes of arrangement which differ from the disclosure requirements of the US tender offer rules. Financial information included in this announcement for Hallin has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and the Isle of Man and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If the Offeror exercises its right to implement the acquisition by way of a takeover offer, the takeover offer will be made in compliance with applicable US laws and regulations.
The receipt of cash pursuant to the Acquisition by a US holder of Hallin Shares as consideration for the transfer of its Hallin Shares pursuant to the Acquisition may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Hallin Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.
It may be difficult for US holders of Hallin Shares to enforce their rights and claims arising out of US federal securities laws, since Hallin is not located in the United States, and some or all of their officers and directors may be residents of countries other than the United States. US holders of Hallin Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.
Dealing disclosure requirements
Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Hallin, all “dealings” in any “relevant securities” of Hallin (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Proposals become effective, lapse or are otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Hallin, they will be deemed to be a single person for the purpose of Rule 8.3.
Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of Hallin by the Offeror or Hallin, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.
A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.
“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.
Terms in quotation marks are defined in the Takeover Code, which can also be found on the Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Takeover Panel.
Forward-looking statements
Certain statements in this announcement constitute forward-looking statements. The forward-looking statements contained herein include statements about the expected effects of the Proposals, the expected timing and scope of the Proposals and other statements other than in relation to historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “believes”, “should”, “plans”, “will”, “expects” and similar expressions or statements that are not historical facts are intended to identify those expressions or statements as forward-looking statements. These statements are based on the current expectations of the Offeror and Hallin and are naturally subject to uncertainty and changes in circumstances. By their nature, forward-looking statements involve risk and uncertainty and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction or waiver of the conditions to the Proposals, local and global political and economic conditions, the price of oil, gas and other hydrocarbons, foreign exchange rate fluctuations and interest rate fluctuations (including those from any potential credit rating decline) and legal or regulatory developments and changes. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Neither the Offeror nor Hallin, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. Other than in accordance with their legal or regulatory obligations (including under the AIM Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Takeover Code), neither the Offeror nor Hallin is under any obligation and each of them expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR IMMEDIATE RELEASE
11 December 2009
Not for release, publication or distribution, in whole or in part, in or into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction
RECOMMENDED TAKEOVER FOR CASH
of
HALLIN MARINE SUBSEA INTERNATIONAL PLC
by
SUPERIOR ENERGY SERVICES (UK) LIMITED
a wholly-owned indirect subsidiary of Superior Energy Services, Inc.
to be effected
by way of a scheme of arrangement
under section 152 of the Isle of Man Companies Act 1931
1	Introduction
The Superior UK Board and the Hallin Board announce that they have reached agreement on the terms of a recommended cash takeover of Hallin by Superior UK (the “Acquisition”). The Offeror is a wholly-owned indirect subsidiary of Superior Energy Services, Inc and was formed for the purpose of making the Proposals.
2	The Acquisition
It is intended that the Acquisition be implemented by way of a Court sanctioned Scheme of Arrangement under section 152 of the Isle of Man Companies Act 1931. Under the terms of the Scheme, which will be subject to the conditions and certain terms set out in this announcement and to the further terms to be set out in the Scheme Document, Hallin Shareholders will receive:
for each Hallin Share           233 pence in cash
This consideration represents a premium of approximately:
• 87.1 per cent. to the Closing Price of 124.5 pence per Hallin Share on 10 December 2009 being the last Business Day prior to the date of this announcement;
• 94.5 per cent. to the average Closing Price of 119.8 pence per Hallin Share for the six month period prior to 10 December 2009; and
• 109 per cent. to the net asset value per Hallin Share, based on total equity of approximately US$75.0 million included in Hallin’s most recently published (unaudited) statement of its financial position as of 30 June 2009.
The Acquisition values the entire issued share capital of Hallin at approximately £96.5 million and £103.5 million on a fully diluted basis.

3	Recommendation

The Hallin Directors, who have been so advised by Blomfield, consider the terms of the Acquisition to be fair and reasonable. In providing its advice, Blomfield has taken into account the Hallin Directors’ commercial assessments.

Accordingly, the Hallin Directors believe that the terms of the Acquisition are in the best interests of the Hallin Shareholders as a whole and intend unanimously to recommend that Hallin Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the Hallin EGM.

4	Background to and reasons for the Acquisition

In Hallin’s interim report for the six months ending 30 June 2009, issued in September this year, Hallin stated its intention was to ‘actively develop the Company and its revenue generating assets, seeking to deliver the best possible performance and growth in a difficult environment.’

Whilst the current economic climate has resulted in a number of exciting opportunities for Hallin to enhance its operations, the Company has become increasingly restricted by the lack of readily available finance.

Following an approach by Superior the Hallin Board has recognised that by joining Hallin with a financially strong and successful group, the Company would be considerably better placed to take advantage of opportunities arising during the foreseeable future.

By linking Hallin’s established operations in its international markets with the considerable operating base of Superior in the United States, coupled with the opportunity to have access to its strong investment capability, the ongoing group will be more readily able to fulfil its potential.

The Hallin Board believes the Acquisition will be beneficial to all stakeholders, including Hallin’s staff, allowing them greater opportunities.

Benefits to Hallin and Scheme Shareholders

Under the Acquisition, Scheme Shareholders will benefit from a fair price in cash (which offers certainty). Hallin will also gain access to Superior’s technical expertise and financial strength. The Acquisition offers Hallin’s employees a chance to become part of a larger, global organisation with a broader range of career development opportunities.

Benefits to Superior UK

Superior has followed Hallin’s development and technical successes to date and believes it can positively complement Hallin’s operations and accelerate the growth of the business. Superior’s financial resources would also enable the Hallin Group to take advantage of future business development opportunities in the market to grow the Hallin Group’s position further.

The Acquisition complements the Superior Group’s existing oilfield services capability and enhances its technical offering, which are already key focus areas for the Superior Group.

5	Reasons for recommending the Acquisition

In the light of these factors, the Hallin Directors considered carefully the approach from Superior. Following a period of due diligence, Superior UK has now put forward a firm proposal to acquire Hallin at 233 pence per Hallin Share. The Hallin Directors, having considered the above factors, believe that 233 pence per Hallin Share offers Hallin Shareholders certain cash value at a substantial premium to its current market value. As a result, the Hallin Directors are unanimously recommending that Hallin Shareholders vote in favour of the Scheme.
6	Irrevocable Undertakings

Superior UK has received irrevocable undertakings to vote in favour of the Proposals at the Meetings (and if Superior UK exercises its right to acquire the Hallin Shares by means of a takeover offer, to accept such offer) from:-
•	all of the Hallin Directors in respect of their entire beneficial holdings of Hallin Shares amounting, in aggregate to 13,123,864 Hallin Shares, representing approximately 31.7 per cent. of Hallin’s existing issued share capital;

•	Damor Investments Limited in respect of its entire beneficial holding of Hallin Shares amounting to 5,000,000 Hallin Shares, representing approximately 12.1 per cent. of Hallin’s existing issued share capital; and

•	Gresham House PLC in respect of its entire beneficial holding of Hallin Shares amounting to 3,700,000 Hallin Shares, representing approximately 8.9 per cent. of Hallin’s existing issued share capital.
In aggregate, Superior UK has received irrevocable undertakings to vote in favour of the Proposals in respect of 21,823,864 Hallin Shares, representing approximately 52.7 per cent. of Hallin’s existing issued share capital.

Further details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in Appendix III to this announcement.

7	Implementation Agreement, non-solicitation and inducement fee
Superior UK and Hallin have entered into the Implementation Agreement, which governs their relationship during the period until the Scheme becomes effective or lapses or is withdrawn. Among other things, the parties have agreed to cooperate with regard to the process to implement the Scheme and Hallin has entered into certain undertakings concerning the conduct of business by Hallin during that period, including, among other things, non-solicitation of an Independent Competing Offer and an inducement fee payable in certain circumstances.
     Non-solicitation
     In the Implementation Agreement Hallin has agreed, among other things, that:
(a)	it will not and will procure that none of the members of the Hallin Group and its and their respective management and professional advisers do not, directly or indirectly, solicit an offer or approach from any party (i) to make or with a view to making an Independent Competing Offer; or (ii) with a view to undertaking a transaction which is an alternative to the Acquisition, other than as required under the Takeover Code; and

(b)	it shall notify Superior UK within twenty-four (24) hours if: (i) it receives an approach from any person with a view to making an Independent Competing Offer Announcement or to making an Independent Competing Offer, or (ii) it becomes aware of any breach by it of the terms of the Implementation Agreement.
The Implementation Agreement terminates in certain circumstances, including:
(a)	if the Scheme lapses or terminates, unless Superior UK has elected prior to such time, to implement the Acquisition by way of an offer made pursuant to the Takeover Code;

(b)	if Superior UK elects to implement the Acquisition by way of an offer and such offer is withdrawn or lapses;

(c)	if at any time prior to satisfaction of the Conditions there is an Independent Competing Offer which subsequently becomes or is declared unconditional in all respects or is otherwise completed; or

(d)	if the Acquisition has not become effective by 11 March 2010 or such later date (if any) as Superior UK and Hallin may, with the consent of the Takeover Panel, agree and (if required) the Court may approve.
Inducement fee

As an inducement to Superior UK to make the Acquisition, Hallin has agreed to pay an inducement fee to Superior UK of the amount invoiced by the advisers of Superior UK at the time of the breach, capped to a maximum of 0.5 per cent. of the Offer Value (exclusive of any VAT payable thereon) upon the occurrence of specified events, including without limitation, in the event that:
(a)	Hallin terminates the discussions with Superior UK relating to the Acquisition;

(b)	the Hallin Directors do not unanimously recommend the Acquisition (or the Hallin Directors withdraw, alter, adversely modify or qualify their approval or such recommendation of the Acquisition);

(c)	provided that Superior UK has not acted unreasonably, the Acquisition, once made, lapses or is withdrawn;

(d)	Hallin during the Exclusivity Period takes any action which is within Rule 21.1 of the Takeover Code and is material in the context of the Acquisition;

(e)	Hallin enters into a binding agreement to dispose of any key assets of the business during the Exclusivity Period; or

(f)	Hallin commits a material breach of its obligations under the Implementation Agreement and the Acquisition subsequently lapses or is withdrawn in accordance with its terms, and such payment shall be made, within seven days of the event which gives rise to the obligation to make the payment.

Superior has irrevocably undertaken with Hallin to pay to Hallin the sum of 0.5 per cent. of the Offer Value in the event that:
(a)	Superior UK commits a material breach of its obligations under the Implementation Agreement and the Acquisition subsequently lapses or is withdrawn in accordance with its terms;

(b)	Superior UK terminates discussions relating to the Acquisition; or

(c)	provided Hallin has not acted unreasonably, the Acquisition, once made fails to complete for any reason in the absence of an Independent Competing Offer, and such payment shall be made within seven days of the event which gives rise to the obligation to make payment.

8	Management and employees

Superior UK recognises the significant achievements of Hallin’s management team and its employees and attaches considerable importance to retaining the skills and expertise of the management and employees of Hallin and its subsidiaries. Superior UK believes that the current management and employees are an important part of the successful implementation of its plans for Hallin. Superior UK does not therefore intend to make any material changes to Hallin’s staffing levels, nor to any conditions of employment.

Superior has no current plans to change the locations of Hallin’s places of business, nor does it have any current plans to redeploy the fixed assets of Hallin. As such, in the event the Scheme becomes effective Superior UK has given the Hallin Directors assurances that the existing contractual employment and pension rights of all of Hallin’s employees will at a minimum be fully safeguarded.

9	Information on Hallin

Hallin was formed in 2003 to acquire the business of Hallin Marine Systems International Ltd, which had been formed by John Giddens in 1998. The Hallin Group provides high quality marine and underwater services to the offshore industry, particularly in support of oil and gas development. Hallin has grown from a US$1 million turnover company in its first year to a US$139 million turnover company in 2008 and was admitted to trading on AIM in April 2005.

The Hallin Group is an experienced provider of subsea construction and inspection solutions. It employs experienced subsea engineering staff to manage projects using: support vessels; saturation diving systems; air/mixed gas diving spreads and remote operating vehicles (“ROVs”). Hallin owns the principal operating assets of diving systems and ROVs.

The Hallin Group’s operations cover: South East Asia; India; China; Africa; the Middle East; the US; Russia; Australia and the UK.

Hallin is divided into four divisions: subsea operations West Division, based in Aberdeen, Scotland; subsea operations East Division, based in Singapore; the Manufacturing Division, also in Singapore where saturation diving systems, air diving systems and ROVs are designed and manufactured; and Prospect Flow Solutions Limited (“Prospect”), the engineering consultancy service to the energy sector with offices in Aberdeen, Derby, Houston and Singapore. A further engineering design centre focusing on robotics is located in the UK at Malton, North Yorkshire.

The majority of the work undertaken by the Hallin Group is in offshore subsea intervention primarily for the oil, gas and renewables industries either contracting directly with the energy majors or through multi-national contractors. Typically the work undertaken by the Hallin Group comprises the design, installation, construction, maintenance, repair or survey of equipment required to transport oil and gas from the seabed. Most of the projects are planned well in advance and Hallin’s role is that of a key contractor, often working as part of a larger team.
2008 Results Highlights
For the financial year ended 31 December 2008, Hallin reported audited profits before taxation of US$35.4 million (2007: US$11.2 million) on audited turnover of US$139.9 million (2007: US$64.8 million). Audited net assets as at 31 December 2008 were US$63.7 million (31 December 2007: US$33.7 million).
Trading Update
Hallin reported unaudited interim results for the six months ended 30 June 2009 on 15 September 2009. The unaudited interim results included profits before taxation of US$10.1 million, despite a non-recurring write-off of US$448,000 (2008: US$13.8 million) on unaudited turnover of US$60.3 million (2008: US$59.6 million). Unaudited net assets at 30 June 2009 were US$75.0 million (30 June 2008: US$44.6 million).
Hallin achieved a gross margin of 29.1 per cent. in the six months ending 30 June 2009, down from 31.8 per cent. in the first half of 2008. Together with a higher level of overhead expenditure, primarily relating to the acquisition of Prospect in August 2008, Hallin reported a lower unaudited EBITDA of US$14.2 million (23.63 per cent.) against US$16.7 million (27.96 per cent.) in the first half of 2008.
Since the 2008 year end Hallin has continued to experience an increasingly competitive trading environment than was experienced in the 2008 financial year, with the consequent effect on margins reflected in the unaudited interim results for the six months ended 30 June 2009. This margin pressure has continued throughout the second half of 2009. Hallin has also seen the seasonal demand of the market in which it operates revert to a more traditional cycle, rather than the unusually beneficial conditions which have been present throughout the last two years.
As stated in Hallin’s 2008 annual report there has been a greater level of pressure on margins across the whole industry during 2009 and this has been particularly evident in Hallin’s Eastern contracting division. The Hallin Directors believe the current industry slowdown is primarily a result of the delays and postponements to a number of projects due to concerns over the price of oil and gas, the difficulty in raising project finance and the additional vessel capacity in the industry. Consequently Hallin’s Eastern division has experienced lower levels of utilisation than originally expected of certain of its non-specialist vessels and accordingly has terminated its short term charter for one of these vessels, with a resultant saving of ongoing charter fees. Hallin’s specialist subsea operations vessels have continued to work at high levels of utilisation.
On 25 November 2009 one of these subsea operations vessels, the Ullswater, suffered a mechanical failure on its starboard main engine and this will require significant off hire time to effect repairs. The reasons for the engine failure are under review, but the Hallin Directors believe that this will be covered under the warranty from the shipyard. As a result of this failure the Ullswater is unable to meet its current contractual obligations as the necessary remedial work is likely to take approximately four weeks to complete.

Hallin’s Western contracting division has in contrast seen continued high levels of utilisation of its work class ROV assets.

Hallin’s Engineering division, Prospect, has seen a fall in demand for its specialist engineering and design services in its existing markets. However, Hallin has opened a new Prospect office in Singapore which has been successful in attracting profitable work and the outlook for this business looks encouraging.

The Manufacturing division continues to build subsea intervention equipment for both Hallin and third parties and has a significant pipeline of opportunities with new customers. However, this division is seeing a lengthening of the decision-making process by clients which may be a reflection of the continued lack of availability of credit in the market.

Hallin continues to expand its portfolio of specialist subsea assets and further ROVs have continue to be delivered to the contracting divisions, all with the assistance of bank funding. The build of Hallin’s second subsea operations vessel, the Windermere, remains on course for delivery in the first half of 2010.

As a result of the subdued market in which the Hallin Group is currently operating, the mechanical failure of the Ullswater and the consequent delay in the Hallin Group’s performance of contracts on which the Ullswater is utilised, the Hallin Group’s profitability for the year ended 31 December 2009 is expected to be less than current market expectations.

10	Information on the Superior Group and Superior UK

Superior was founded in Delaware in 1991 and is now based in New Orleans, Louisiana. It is a leading provider of specialised oilfield services and equipment, focused on serving the drilling and production-related needs of the world’s largest oil and gas companies.

Superior operates in three segments: Well Intervention Services, Rental Tools and Marine Services. It is an industry leader in providing production-related services and solutions aimed at maintaining and enhancing well productivity. Superior manufactures, rents and sells specialised tools used to drill and produce oil and gas wells. In addition, it is the largest owner and operator of modern liftboats with a total of 26 in its rental fleet.

Superior has an established international presence, with operations in the Middle East, Europe, Africa, Asia Pacific and South America. Superior has more than 4,200 employees working from approximately 130 locations in 12 countries.

For the 12 month period ended 31 December 2008, Superior reported profit before tax of US$559 million (2007: US$433 million), total assets of US$2,492 million (2007: US$2,257 million) and net assets of US$2,193 million (31 December 2007: US$1,965 million).

Superior UK, which was formed for the purpose of the Acquisition, is a wholly-owned direct subsidiary of SESI, L.L.C., with its ultimate parent company being Superior. It has not traded since its date of incorporation, nor has it entered into any obligations, other than in respect of the Acquisition.

Superior UK is a private limited company incorporated in Scotland on 23 September 2009 under company number SC366014. Its directors are Robert Taylor and William Masters.

11	Future plans

Hallin offers Superior the opportunity to enhance its position in the subsea well services market through the combination of Superior’s well intervention assets and Hallin’s existing subsea assets, new build vessel programme and international infrastructure.

12	Financing

The Acquisition will be funded using the Superior Group’s currently committed debt financing arranged by JP Morgan Chase Bank, N.A.

Cenkos, financial adviser to Superior UK, has confirmed that it is satisfied that sufficient resources are available to Superior UK to satisfy the full cash consideration payable to Hallin Shareholders under the terms of the Acquisition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

13	Scheme of Arrangement

The Acquisition is expected to be effected by means of a Scheme of Arrangement between Hallin and the Scheme Shareholders. The purpose of the Scheme is to provide for Superior UK to become the owner of the whole of the issued and to be issued share capital of Hallin. This is to be achieved by transferring the Scheme Shares held by Scheme Shareholders to Superior UK.

It is expected that the Scheme Document will be posted on 12 December 2009 and that the Scheme will become effective on 26 January 2010, subject to the satisfaction or waiver of all the conditions set out in Appendix I to this announcement.

The Scheme will be subject to the conditions and certain terms set out in this announcement and to the further terms to be set out in the Scheme Document. In particular, the Scheme requires the approval of Hallin’s Shareholders by the passing of a resolution at the Court Meeting on 7 January 2010. The resolution must be approved by a majority in number of the Hallin Shareholders present and voting, either in person or by proxy, at the Court Meeting representing not less than 75 per cent. in value of the Hallin Shares held by such Hallin Shareholders.

Implementation of the Scheme, which must occur by 31 May 2010, will also require the passing of the Special Resolution, requiring the approval of Hallin Shareholders representing at least 75 per cent. of the votes cast at the Hallin EGM.

Following the Meetings, the Scheme must be sanctioned and confirmed by the Court and will only become effective on delivery to the Companies Registry of a copy of the Scheme Court Order.

Upon the Scheme becoming effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Hallin EGM.

Further details of the Proposals (including notices of the Meetings), together with Forms of Proxy, will be contained in the Scheme Document to be issued to Hallin Shareholders, and, for information only, to persons with information rights and participants in the Hallin Share Plan within 28 days of this announcement, unless otherwise agreed with the Takeover Panel. Resolutions to approve the Proposals will be put to Hallin Shareholders at the Meetings.

Expected timetable of principal events:

Event

Posting of Scheme Document	12 December 2009

Court Meeting	7 January 2010

Hallin EGM	7 January 2010

Court hearing to sanction the Scheme (if approved by the Hallin Shareholders)	25 January 2010

Effective Date (if sanction and confirmation of the Court is received)	26 January 2010

Latest date for consideration to be posted to Hallin Shareholders (if Scheme becomes effective on 26 January 2010)	9 February 2010
A more detailed timetable will be included within the Scheme Document.

14	Disclosure of interests in Hallin

Superior UK has received irrevocable undertakings from Hallin Shareholders as described in paragraph 6 above.

As at the close of business on 10 December 2009, being the last practicable date prior to this announcement, neither Superior UK, nor any of the Superior UK Directors nor, so far as Superior UK is aware, any person acting in concert with Superior UK has: (i) any interest in or right to subscribe for any relevant securities of Hallin; (ii) any short positions in respect of relevant securities of Hallin (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery; or (iii) borrowed or lent any relevant security of Hallin (save for any borrowed securities which have been on-lent or sold).

In view of the requirement for confidentiality, Superior UK has not made any enquiries in this respect of certain parties who may be deemed by the Takeover Panel to be acting in concert with it for the purposes of the Proposals.

15	Hallin Share Plan

The Scheme will extend to any Hallin Shares that are unconditionally allotted or issued prior to the Scheme Record Time pursuant to the exercise of options or vesting of awards under the Hallin Share Plan.

The Scheme will not extend to Hallin Shares unconditionally allotted or issued pursuant to the exercise of options or the vesting of awards under the Hallin Share Plan at or after the Scheme Record Time. At present options granted under the Hallin Share Plan which are not already exercisable do not become exercisable on a scheme of arrangement. An amendment is being proposed to the Hallin Share Plan to provide that options granted pursuant to the scheme are exercisable upon the approval by Hallin Shareholders of the Special Resolution. The proposed amendments will be set out in the Scheme Document.

Participants will be invited to agree to the conditional exercise of their options prior to the Court Hearing, conditional only upon the Scheme being sanctioned by the Court.

Appropriate proposals will be made to members of the Hallin Share Plan pursuant to Rule 15 of the Takeover Code at the same time as the Scheme Document is issued or as soon as possible thereafter. Details of these proposals will be set out in the Scheme Document and in separate letters to be sent to members of the Hallin Share Plan.

16	Delisting and re-registration

Application will be made to the London Stock Exchange for the Hallin Shares to cease to be admitted to trading on AIM, to take effect immediately following the Effective Date. The date of cancellation is expected to be 27 January 2010.

With effect from and including the Effective Date, share certificates in respect of the Hallin Shares will cease to be valid and should be destroyed. In addition, entitlements to Hallin Shares held within the CREST system will be cancelled on the Effective Date.

As soon as possible after the Effective Date, it is intended that Hallin will be re-registered as a private limited company under the Isle of Man Companies Act 2006.

17	General

The Acquisition will be subject to the conditions and further terms set out in this announcement and to the further terms to be set out in the Scheme Document. The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the Hallin EGM.

The Acquisition will be governed by Isle of Man law and be subject to the applicable requirements of the Takeover Code, the Takeover Panel, the London Stock Exchange and the Financial Services Authority.

The implications of the Scheme for persons not resident in the UK or the Isle of Man may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK or the Isle of Man should inform themselves about and observe any applicable requirements.

Superior UK reserves the absolute right to elect, subject to the prior consent of the Takeover Panel, to implement the Proposals by way of a takeover offer in accordance with the Takeover Code as it may determine in its absolute discretion. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage (being more than 50 per cent.) as the Offeror may decide or the Takeover Panel may require) of the Hallin Shares to which such offer would relate), so far as applicable, as those which would apply to the Scheme. Furthermore, if sufficient acceptances of such offer are received and/or sufficient Hallin Shares are otherwise acquired, it is the intention of the Offeror to apply the provisions of section 154 of the Isle of Man Companies Act 1931 to acquire compulsorily any outstanding Hallin Shares to which any such offer relates.

In accordance with Rule 19.11 of the Takeover Code, a copy of this announcement will be published on the following websites: www.hallinmarine.com and www.superiorenergy.com/.

Press enquiries

For further information contact:

Superior
Robert Taylor	Tel: +1 (504) 587 7374
Westy Ballard

For investors / shareholders / media
Greg Rosenstein	Tel: +1 (504) 587 7374

Simmons & Company International
(Adviser to Superior & Superior UK)	Tel: +1 (713) 236 9999
Frederick W. Charlton
Paul R. Steier

Cenkos Securities plc
(Financial adviser to Superior & Superior UK)	Tel: +44 (0) 131 220 6939
Alan Stewart
Jon Fitzpatrick
Ken Fleming

Hallin
John Quinn (Director)	Tel: +44 (0)845 5191156

Blomfield Corporate Finance Limited
(Financial adviser to Hallin)	Tel: +44 (0)20 7444 0800
Ben Jeynes
Derek Crowhurst
Alan MacKenzie

Powerscourt Media Ltd
(Public relations adviser to Hallin)	Tel: +44 (0) 207 250 1446
Elizabeth Rous / Rob Greening
Simmons & Company International, which is a member of the Financial Industry Regulatory Authority (an independent regulator for securities firms in the US) and the Securities Investor Protection Corporation, is acting exclusively for Superior and Superior UK in relation to the Acquisition. Simmons & Company International will not regard any other person as its client or be responsible to anyone other than Superior and Superior UK for providing the protections afforded to clients of Simmons & Company International nor for giving advice in relation to the Acquisition or any matter referred to in this announcement.

Cenkos Securities plc, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting as financial adviser exclusively for Superior and Superior UK in relation to the Acquisition. Cenkos Securities plc will not regard any other person as its client or be responsible to anyone other than Superior and Superior UK for providing the protections afforded to clients of Cenkos Securities plc nor for giving advice in relation to the Acquisition or any matter referred to in this announcement.

Blomfield, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Hallin in relation to the Acquisition. Blomfield will not regard any other person as its client or be responsible to anyone other than Hallin for providing the protections afforded to clients of Blomfield Corporate Finance Limited or for providing advice in relation to the Acquisition nor any other matter referred to in this announcement.

This announcement is not an offer to sell or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction. Hallin Shareholders are advised to read carefully the formal documentation in relation to the Acquisition once it has been dispatched.

Appendix I of this announcement contains a summary of the conditions and certain further terms of the Acquisition. Appendix II of this announcement contains details of the bases and sources of the financial information set out in this announcement. Appendix III of this announcement contains details of the irrevocable undertakings. Appendix IV of this announcement contains definitions of certain terms used in this announcement.

The distribution of this announcement in jurisdictions other than the United Kingdom and the Isle of Man may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK and the Isle of Man should inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purposes of complying with UK and Isle of Man law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside of the United Kingdom and the Isle of Man.

The Offeror may purchase Hallin Shares otherwise than under the Proposals, such as in the open market or privately negotiated purchases. Such purchases may be made either directly or through a broker and such purchases shall comply with the applicable laws of the United Kingdom and the Isle of Man, as well as the AIM Rules and the Takeover Code. Information about any such purchases will be available from a Regulatory Information Service.

No statement in this announcement is intended as a profit forecast or profit estimate and no statement in this announcement should be interpreted to mean that the future earnings per Hallin Share for current or future financial periods will necessarily match or exceed the historical or published earnings per Hallin Share.

Neither the content of Superior or Hallin’s websites (or any other website) nor the content of any website accessible from hyperlinks on any such website is incorporated into, or forms part of, this announcement.

Notice to US investors in Hallin

The Proposals relate to the shares of an Isle of Man company, are subject to UK and Isle of Man disclosure requirements (which are different from those of the US) and are proposed to be made by means of a scheme of arrangement provided for under the Isle of Man Act Companies Act 1931, as amended. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Proposals are subject to the disclosure requirements and practices applicable in the UK and the Isle of Man to schemes of arrangement which differ from the disclosure requirements of the US tender offer rules. Financial information included in this announcement for Hallin has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and the Isle of Man and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US. If the Offeror exercises its right to implement the acquisition by way of a takeover offer, the takeover offer will be made in compliance with applicable US laws and regulations.

The receipt of cash pursuant to the Acquisition by a US holder of Hallin Shares as consideration for the transfer of its Hallin Shares pursuant to the Acquisition may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Hallin Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

It may be difficult for US holders of Hallin Shares to enforce their rights and claims arising out of US federal securities laws, since Hallin is not located in the United States, and some or all of their officers and directors may be residents of countries other than the United States. US holders of Hallin Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.

Dealing disclosure requirements

Under the provisions of Rule 8.3 of the Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Hallin, all “dealings” in any “relevant securities” of Hallin (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Proposals become effective, lapse or are otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Hallin, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the Takeover Code, all “dealings” in “relevant securities” of Hallin by the Offeror or Hallin, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Code, which can also be found on the Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Takeover Panel.

Forward-looking statements

Certain statements in this announcement constitute forward-looking statements. The forward-looking statements contained herein include statements about the expected effects of the Proposals, the expected timing and scope of the Proposals and other statements other than in relation to historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates”, “believes”, “should”, “plans”, “will”, “expects” and similar expressions or statements that are not historical facts are intended to identify those expressions or statements as forward-looking statements. These statements are based on the current expectations of the Offeror and Hallin and are naturally subject to uncertainty and changes in circumstances. By their nature, forward-looking statements involve risk and uncertainty and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction or waiver of the conditions to the Proposals, local and global political and economic conditions, the price of oil, gas and other hydrocarbons, foreign exchange rate fluctuations and interest rate fluctuations (including those from any potential credit rating decline) and legal or regulatory developments and changes. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. Neither the Offeror nor Hallin, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. Other than in accordance with their legal or regulatory obligations (including under the AIM Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Takeover Code), neither the Offeror nor Hallin is under any obligation and each of them expressly disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Appendix I: Conditions to the implementation of the Acquisition
Appendix IV of this announcement contains definitions of certain expressions used in this Appendix I
1	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective, subject to the Takeover Code, by not later than 31 May 2010 or such later date as Hallin and Superior UK may, with the consent of the Takeover Panel, agree and (if required) the Court may allow.

2	The Scheme will be conditional upon:
(a)	approval of the Scheme by a majority in number of those Hallin Shareholders who are present and vote either in person or by proxy at the Court Meeting and who represent 75 per cent. or more in value of all Hallin Shares held by such Hallin Shareholders;

(b)	the Special Resolution set out in the notice of the EGM being duly passed by the requisite majority at the EGM and not subsequently revoked; and

(c)	the sanction of the Scheme by the Court (in each case without modification or with modification as agreed by Superior UK and Hallin) and the delivery for registration of the Court Order to the Companies Registry of the Isle of Man Financial Supervision Commission (and, if required, registration of the Court Order by the Isle of Man Financial Supervision Commission).
3	Hallin and Superior UK have agreed that, subject as stated in paragraph 4 below, application to the Court to sanction the Scheme will not be made unless conditions 2(a) and (b) above have been fulfilled and unless immediately prior to the hearing of the claim to sanction the Scheme the following conditions (as amended if appropriate) are satisfied or waived as referred to below:
(a)	it being established, in terms satisfactory to Superior UK, that the Office of Fair Trading in the United Kingdom does not intend to refer the Acquisition or any matter arising from the Acquisition to the Competition Commission for investigation, provided that, if a request to the European Commission is made by the competent authorities of one or more Member States under Article 22(1) of the Merger Regulation and is accepted by the European Commission, then this sub-paragraph shall be satisfied, if and only if:
(i)	it is established, in terms satisfactory to Superior UK, that it is not the intention of the European Commission to initiate proceedings under Article 6(1)(c) of the Merger Regulation in respect of the proposed Acquisition; and

(ii)	to the extent that the competent authorities of the United Kingdom retain jurisdiction over any aspect of the Acquisition, it is established, in terms satisfactory to Superior UK and in writing, that the Acquisition or any matter arising from the Acquisition will not be referred to the Competition Commission;
(b)	the passing at one or more general meetings of Superior UK (or at any adjournment of any such meeting) of such resolution or resolutions as are required to approve, fund, implement and effect the Acquisition;

(c)	no relevant authority having intervened and there not continuing to be outstanding any statute, regulation, order or decision, that would or might reasonably:
(i)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any Hallin Shares by any member of the Superior Group void, illegal and/or unenforceable or directly or indirectly restrict, restrain, prohibit, delay or otherwise materially interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise materially challenge the Acquisition or the acquisition of any Hallin Shares or of control of Hallin by any member of the Superior Group; or

(ii)	require, impede, delay or prevent the divestiture or alter the terms of any proposed divestiture, by any member of the Hallin Group or by any member of the Superior Group of all or any portion of their respective businesses (or any of them), assets or property or impose any limitation on the ability of any of them to conduct all or any part of their respective businesses or to own or continue to enjoy the benefits currently enjoyed in relation to their respective assets or property or any part of them in any such case to an extent which is material in the context of the Hallin Group or the Superior Group; or

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Hallin Group or the Superior Group to acquire or to hold or effectively to exercise (whether directly or indirectly) all or any rights of ownership of shares or other securities (or the equivalent) in, or management control over, any member of the Hallin Group in any such case to an extent which is material in the context of the Hallin Group or the Superior Group; or

(iv)	except as required pursuant to the Takeover Code, require any member of the Superior Group or the Hallin Group to acquire or offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Hallin Group or the Superior Group owned by any third party (other than in the implementation of the Scheme); or

(v)	require the divestiture by any member of the Superior Group of any shares or other securities in Hallin; or

(vi)	impose any limitation on the ability of any member of the Hallin Group or the Superior Group to conduct, integrate or co-ordinate their respective businesses, or any part of them, with the businesses of any other member of the Hallin Group or the Superior Group in any such case to an extent which is material in the context of the Hallin Group or the Superior Group; or

(vii)	result in any member of the Hallin Group or the Superior Group ceasing to be able to carry on business under a name under which it presently does so; or

(viii)	otherwise materially and adversely affect the business, assets, financial position, profits or prospects of any member of the Superior Group or of any member of the Superior Group,

and all applicable waiting and other time periods during which any such relevant authority could intervene having expired, lapsed, or terminated;

(d)	all necessary notifications and filings having been made to relevant authorities, clearances obtained from relevant authorities and all appropriate waiting and other time periods (including any extension of such waiting or other time periods) under any applicable legislation or regulations in any jurisdiction having expired, lapsed or been terminated and all authorisations necessary for or in respect of the Acquisition or the proposed acquisition of any shares or other securities in, or control of, Hallin by any member of the Superior Group, or the carrying on by any member of the Hallin Group or the Superior Group of its business having been obtained in terms and in a form satisfactory to Superior UK (acting reasonably), from all relevant authorities and all such authorisations remaining in full force and effect and there not having been received any notice or intimation of an intention to revoke, or not to renew, any of the same and all applicable statutory or regulatory obligations in any jurisdiction having been complied with in all material respects;

(e)	save as disclosed on the face of the Hallin annual report and accounts for the year ended 31 December 2008 (“Hallin’s financial results”), the interim half yearly report for the six months ended 30 June 2009 (“Hallin’s interim results”), and/or as publicly announced by Hallin by notifying a Regulatory Information Service on or prior to 10 December 2009 (“publicly announced”) and/or as fairly disclosed in writing to Superior UK by or on behalf of Hallin (which shall include delivery of a copy of the relevant document to Superior UK) (“Hallin Disclosure Letter) on or prior to 10 December 2009 (“disclosed to Superior UK”) there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Hallin Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject and which, in consequence of the Acquisition or the proposed acquisition of any shares or other securities in, or control of, Hallin by Superior UK or any member of the Superior Group or because of a change in the control or management of any member of the Hallin Group or otherwise, would or might result in (to an extent which is material in the context of the Hallin Group):
(i)	any monies borrowed by, or other indebtedness (actual or contingent) of, or grant available to any such member of the Hallin Group being or becoming repayable, or becoming capable of being declared repayable, immediately or prior to its stated maturity, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of being withdrawn or materially inhibited; or

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any significant part of the business, property or assets of any such member of the Hallin Group, or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable; or

(iii)	any such arrangement, agreement, licence, permit, franchise or other instrument or the rights, liabilities, obligations or interests of any such member of the Hallin Group under any such arrangement, agreement, licence, permit, franchise or other instrument being terminated or modified adversely or affected adversely or any action being taken, or any obligation or liability arising thereunder; or

(iv)	any material assets or interests of any such member of the Hallin Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged; or

(v)	any such member of the Hallin Group ceasing to be able to carry on business under any name which it presently does so; or

(vi)	any liability of any member of the Hallin Group to make any severance, termination, bonus or other payment to any of the directors or the officers; or

(vii)	the financial or trading position or prospects of the Hallin Group taken as a whole being prejudiced or adversely affected in any material way, and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Hallin Group is a party or by or to which any such member or any of its assets is bound, entitled or subject will result in or give rise to any of the events or circumstances as are referred to in paragraphs (i) to (vii) of this paragraph (e);

(f)	except as disclosed in Hallin’s financial results, Hallin’s interim results, and/or publicly announced and/or the Hallin Disclosure Letter, no member of the Hallin Group having, since 31 December 2008, otherwise than with the written agreement of Superior UK:
(i)	issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or of securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any shares out of treasury (save as between Hallin and wholly-owned subsidiaries of Hallin and save for options granted, or the issue of any Hallin Shares upon exercise of options granted under the Hallin Share Plan prior to 31 December 2008); or

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise to Hallin Shareholders, except a distribution to a wholly-owned member of the Hallin Group; or

(iii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities (whether or not convertible into shares) or reduced or made any other change to any part of its share capital; or

(iv)	issued, authorised or proposed or announced the issue of any debentures or made, recognised or proposed or announced any change in its loan capital or, save in the ordinary course of business, incurred or increased any indebtedness or contingent liability or become subject to any contingent liability other than to a wholly-owned subsidiary of Hallin; or

(v)	merged with or acquired any body corporate or acquired or disposed of or transferred, mortgaged or encumbered any material asset (including shares and trade investments) or any right, title or interest in any material asset, or undertaken any material liability, other than in the ordinary course of business, or proposed or announced any intention to propose any such merger, acquisition, disposal, mortgage or encumbrance (in each case other than in the ordinary course of business); or

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which might reasonably be considered to be of a long term, unduly onerous or unusual nature or magnitude or which might reasonably be considered to be materially restrictive on the business of any member of the Hallin Group or which involves or might reasonably be expected to involve an obligation of such a nature or magnitude or which is not in the ordinary course of business (including, without limitation, the acquisition or disposal of any interest in any undertaking or the implementation of any merger, demerger, reconstruction, scheme or amalgamation); or

(vii)	taken any corporate action or had any legal proceedings instituted or threatened against it or any order made for its winding-up (voluntarily or otherwise), dissolution or reconstruction or amalgamation or scheme or reorganisation or any analogous procedures in any jurisdiction, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or appointment of any analogous person in any jurisdiction) over all or any of its assets or revenues; or

(viii)	entered into, or varied the terms of any contract, arrangement or commitment with any of the Hallin Directors or senior executives of any member of the Hallin Group; or

(ix)	been unable, or having admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(x)	made or agreed or consented to any change to the terms of any trust deed constituting the pension scheme(s) established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis on which the liabilities of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation; or

(xi)	made (other than in connection with the Scheme) any amendment to its memorandum or articles of association; or

(xii)	waived or compromised or settled any claim otherwise than in the ordinary course of business; or

(xiii)	proposed, agreed to provide or modified the terms of any share option or other benefit (including in relation to any personal defined contribution pension scheme(s) of any Hallin Director or any person employed by the Hallin Group) relating to the employment or termination of employment of any person employed by the Hallin Group, other than in connection with the Scheme; or
(xiv)	except as between Hallin and its wholly-owned subsidiaries or between such wholly-owned subsidiaries made or authorised any material change in its loan capital; or

(xv)	entered into any agreement, arrangement or commitment or passed any resolution or made any announcement or proposed or announced any intention, with respect to any of the transactions, matters or events referred to in this paragraph (f);
(g)	except as disclosed in Hallin’s financial results, Hallin’s interim results, and/or as otherwise publicly announced since 31 December 2008 and/or the Hallin Disclosure Letter, since 31 December 2008:
(i)	there having been no material adverse change in the business, assets, financial or trading position or profits or prospects of the Hallin Group taken as a whole;

(ii)	there having been no litigation, arbitration proceedings, prosecution or other legal proceedings or investigation instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Hallin Group (whether as plaintiff or defendant or otherwise) which in any such case is material in the context of the Hallin Group taken as a whole and no enquiry or investigation by or complaint or reference to any relevant authority or other investigative body against or in respect of any member of the Hallin Group having been threatened, announced, instituted or remaining outstanding against or in respect of any member of the Hallin Group which in any such case, would or might reasonably be expected to materially adversely affect the Hallin Group taken as a whole;

(iii)	no contingent or other liability having arisen which would or might reasonably be expected to materially adversely affect the business of the Hallin Group, taken as a whole; and

(iv)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Hallin Group, which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which is material in the context of the Hallin Group taken as a whole;
(h)	Superior UK not having discovered that, save as publicly announced or otherwise disclosed to Superior UK:
(i)	any financial or business or other information concerning the Hallin Group fairly disclosed in writing at any time by or on behalf of any member of the Hallin Group (whether publicly or otherwise) to Superior UK either contains a misrepresentation of fact or omits to state a material fact necessary to make the information contained therein not misleading, in either case, where the misrepresentation or omission is material in the context of the Hallin Group taken as a whole; or

(ii)	any member of the Hallin Group is subject to any liability, contingent or otherwise, other than such a liability incurred in the ordinary course of business, which is not disclosed in Hallin’s financial results or has not been publicly announced or otherwise disclosed to Superior UK and which is material in the context of the Hallin Group taken as a whole; or

(iii)	there has been an emission, disposal, discharge, deposit, spillage or leak of waste or hazardous or harmful substances on or about or from any property now or previously owned, occupied or made use of by any past or present member of the Hallin Group which could give rise to any liability (whether actual or contingent) or cost on the part of any member of the Hallin Group which is or would be material in the context of the Hallin Group taken as a whole; or

(iv)	that any past or present member of the Hallin Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, or that there has otherwise been any such use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission (whether or not this constituted a non-compliance by any person with any legislation or regulations and wherever the same may have taken place) which in any case would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Hallin Group which in any case is material in the context of the Hallin Group taken as a whole;

(v)	circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or service provided by or carried out by any past or present member of the Hallin Group and which is material in the context of the Hallin Group taken as a whole; or

(vi)	there is or is likely to be any liability (whether actual or contingent) or requirement of any past or present member of the Hallin Group to make good, repair, reinstate or clean up any property now or previously owned, occupied, made use of or harmed by any past or present member of the Hallin Group or any controlled waters under any environmental legislation, regulation, notice, circular, or order of any relevant authority or otherwise which is material in the context of the business of the Hallin Group taken as a whole.
     For the purposes of these conditions:
(i)	“relevant authority” means any government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, court, trade agency, association, institution or professional or environmental body or any other regulatory body or person in any jurisdiction but excluding the Office of Fair Trading, the Competition Commission and the Pensions Regulator;

(ii)	a relevant authority shall be regarded as having “intervened” if it has decided or intimated a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, reference or enquiry, or made or enacted or proposed any statute, regulation, decision or order or taken any other steps and “intervene” shall be construed accordingly; and

(iii)	“authorisations” means authorisations, determinations, orders, grants, recognitions, confirmations, consents, licences, clearances, permissions, certificates and approvals.
4	Subject to the requirements of the Takeover Panel, Superior UK reserves the right to waive in whole or in part all or any of the conditions in this Appendix I except those at paragraphs 1, 2 or 3(a). Superior UK shall be under no obligation to waive or treat as fulfilled any of conditions 3(a) to 3(h) inclusive by a date earlier than the date specified in paragraph 1 above for the fulfilment thereof notwithstanding that the other conditions of the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.
5	The Acquisition will lapse and the Scheme will not proceed if the Acquisition or any part of it is referred by the Office of Fair Trading to the Competition Commission before the date of the Court Meeting.
6	The Proposals will be conditional upon the Scheme becoming unconditional and becoming effective by no later than 31 May 2010, or such date (if any) as Superior UK may, with the consent of the Takeover Panel, agree and (if required) the Court may approve.
7	If Superior UK is required by the Takeover Panel to make an offer for Hallin Shares under the provisions of Rule 9 of the Takeover Code, Superior UK may make such alterations to the terms and conditions of the Acquisition as are necessary to comply with the provisions of that Rule, provided that the terms of the offer are not less beneficial to the Hallin Shareholders.
8	Superior UK reserves the right to elect to implement the Acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage (being more than 50 per cent.) as Superior UK may decide or the Takeover Panel may require) of the shares to which the offer relates), so far as applicable, as those which would apply to the Scheme.
9	Hallin Shares will be acquired by Superior UK fully paid and free from all liens, rights to set-off, counterclaims, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or payable after the date of this announcement.
10	The Acquisition will be on the terms and will be subject, amongst other things, to the conditions which are set out in paragraphs 1, 2 and 3 of this Appendix I and those terms which will be set out in the Scheme Document and accompanying Forms of Proxy and such further terms as may be required to comply with the AIM Rules, the provisions of the Takeover Code and the provisions of the Isle of Man Companies Acts 1931 to 2004. The Scheme will be governed by the laws of the Isle of Man.
11	The availability of the Proposals to persons not resident in the United Kingdom or the Isle of Man may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom or the Isle of Man should inform themselves about and observe any applicable requirement.

Appendix II: Bases and sources of the financial information
1	Unless otherwise stated:
(i)	the financial information and other information on Hallin included in this announcement has been extracted or derived, without material adjustment, from the audited consolidated financial statements or unaudited interim statements for Hallin for the relevant financial periods; and
(ii)	the financial information and other information on the Superior Group has been extracted or derived, without material adjustment, from the audited consolidated financial statements or unaudited interim statements for Hallin for the relevant financial period and has been provided by the Superior UK Directors.
2	The value placed by the Acquisition on the existing issued and to be issued share capital of Hallin, and other statements made by reference to the existing issued and to be issued share capital of Hallin, are based on a fully-diluted Hallin share capital of 44,430,574 Hallin Shares, calculated as follows:
(i)	41,404,574 Hallin Shares outstanding, being the number of Hallin Shares in issue as at 10 December 2009, the last practicable date prior to this announcement; and

(ii)	3,026,000 Hallin Shares to be issued pursuant to options under the Hallin Share Plan outstanding as at 10 December 2009, the last practicable date prior to this announcement.
3	Unless otherwise stated, all historic share prices quoted for Hallin Shares have been sourced from the Daily Official List and represent Closing Prices for Hallin Shares on the relevant dates.
4	Information in relation to the average Closing Price per Hallin Share over the six-month period ended on 10 December 2009 is for the period from and including 10 June 2009 to and including 10 December 2009 (excluding UK public holidays).
5	An exchange rate of £1.00: US$1.626, being the exchange rate ruling as at close of business on 10 December 2009, the last practicable date prior to this announcement, has been used where appropriate.

Appendix III: Details of irrevocable undertakings
The following Hallin Directors and Hallin Shareholders have given irrevocable undertakings to vote in favour of the Proposals:
Hallin Directors

		Percentage of Hallin’s
		existing issued ordinary
	Number of Hallin Shares	share capital
Antony Ebel	570,000	1.4

John Giddens	7,866,500	19.0

Anthony Prest	105,000	0.3

John Quinn	4,034,000	9.7

David Harris	0	0

John Attenburrow	475,000	1.3

Michael Arnold	73,364	0.2

Sub-total	13,123,864	31.7
Hallin Shareholders

		Percentage of Hallin’s
		existing issued ordinary share
Name	Number of Hallin Shares	capital
Damor Investments Limited	5,000,000	12.1

Gresham House PLC	3,700,000	8.9

Sub-total	8,700,000	21.0

Grand Total	21,823,864	52.7
The irrevocable undertakings shall lapse in the following circumstances:
(i)	Superior UK announcing, with the consent of the Takeover Panel, that it does not intend to make or proceed with the Acquisition and no new, revised or replacement offer or Scheme being announced by it in accordance with Rule 2.5 of the Takeover Code at the same time; and

(ii)	the Offer or Scheme lapsing or being withdrawn and no new, revised or replacement offer or Scheme having been announced by Superior UK in accordance with Rule 2.5 of the Takeover Code in its place or being announced in accordance with Rule 2.5 of the Takeover Code at the same time.
In aggregate, Superior UK has received irrevocable undertakings to vote in favour of the Proposals in respect of 21,823,864 Hallin Shares, representing approximately 52.7 per cent. of Hallin’s existing issued ordinary share capital.

Appendix IV: Definitions
The following definitions apply throughout this announcement unless the context requires otherwise.

Acquisition	the proposed acquisition by Superior UK of the entire issued and to be issued share capital of Hallin

AIM	the AIM Market of the London Stock Exchange

AIM Rules	collectively the AIM Rules for Companies and the AIM Rules for Nominated Advisers published by the London Stock Exchange governing the admission of securities to trading on and the operations of AIM, as amended from time to time

Articles	the articles of association of Hallin from time to time

Blomfield	Blomfield Corporate Finance Limited of 100 Cannon Street, London, EC4N 6EU

Business Day	any day, other than a Saturday, Sunday or public holiday or bank holiday, on which banks are open for business in the City of London

Cenkos or Cenkos Securities plc	Cenkos Securities plc of 6.7.8 Tokenhouse Yard, London, EC2R 7AS

Closing Price	the closing middle market quotation of a Hallin Share as derived from the Daily Official List for that day

Companies Registry	the Companies Registry of the Financial Supervision Commission in the Isle of Man

Conditions	the “Conditions to the implementation of the Acquisition” set out in Appendix I of this announcement

Court	the High Court of Justice of the Isle of Man

Court Meeting	the meeting of Hallin Shareholders convened pursuant to an order of the Court pursuant to section 152 of the Isle of Man Companies Act 1931, as amended, for the purpose of considering and, if thought fit, approving the Scheme and any adjournment thereof

Court Order	the Scheme Court Order

CREST	the system enabling title to securities to be evidenced and transferred in dematerialised form operated by Euroclear UK & Ireland Limited

Daily Official List	the Daily Official List of the London Stock Exchange

Damor Investments Limited	Damor Investments Limited of La Motte Chambers, St Helier, Jersey

Effective Date	the day on which the Scheme becomes effective in accordance with its terms

Exclusivity Period	from the period starting on the date of the Implementation Agreement and ending at midnight on 11 March 2010

Financial Services Authority	the Financial Services Authority of the UK in its capacity as the competent authority for the purposes of Part VI of the FSMA

Forms of Proxy	the forms of proxy for use at the Court Meeting and the Hallin EGM

FSMA	the UK Financial Services and Markets Act 2000 (as amended)

Gresham House PLC	Gresham House PLC of 5 Princes Gate, London, SW7 1QJ

group	in connection with a legal entity, such entity, together with its subsidiary undertakings, its holding company and any fellow subsidiary undertakings of such a holding company

Hallin or the Company	Hallin Marine Subsea International plc, a company incorporated in the Isle of Man with registered number 107479C

Hallin Board	the board of directors of Hallin

Hallin Directors	the directors of Hallin

Hallin EGM	the extraordinary general meeting of Hallin, and any adjournment thereof

Hallin Group	the group comprising Hallin and its subsidiary undertakings

Hallin Share Plan	the Hallin Unapproved Share Option Plan

Hallin Shareholders	holders of Hallin Shares from time to time

Hallin Shares	the ordinary shares of 1p each in the capital of Hallin

Implementation Agreement	the implementation agreement dated 11 December 2009, between Superior UK, Superior and Hallin

Independent Competing Offer	(a) either:

(i) an offer or scheme of arrangement; or

(ii) recapitalisation or other transaction, in each case involving a possible change of control of Hallin (that is, an acquisition of shares in Hallin carrying 30 per cent. or more of the voting rights of Hallin); or

(b) the sale of all or a substantial proportion of the assets of any member of the Hallin Group,

and, in each case, which is made or entered into by a party which is not acting in concert with Superior UK (as such term is defined in the Takeover Code)

Independent Competing Offer Announcement	an announcement of a firm intention to make an Independent Competing Offer whether or not made pursuant to Rule 2.5 of the Takeover Code

London Stock Exchange	London Stock Exchange plc

Meetings	the Court Meeting and the Hallin EGM

Offer	the acquisition of the entire issued and to be issued ordinary share capital of Hallin by means of a takeover offer made pursuant to the Takeover Code

Offer Value	the price per Hallin Share that would be received by existing Hallin Shareholders if they accept the offer or any revised offer, multiplied by the issued share capital of Hallin having been fully diluted in respect of options and other rights to subscribe for such Hallin Shares which are “in the money” at the relevant time for the Hallin Shares (less the exercise price of those options or convertible securities) or such lower amount as prescribed under the Takeover Code

Proposals	the Scheme and other matters relevant thereto to be considered by the Hallin Shareholders at the Meetings

Regulatory Information Service	a regulatory information service that is on the list of regulatory information services maintained by the Financial Services Authority

Scheme Court Order	the order of the Court sanctioning the Scheme under section 152 of the Isle of Man Companies Act 1931

Scheme Document	the document containing, inter alia, the terms and conditions of the Scheme, certain information about the Hallin Group and Superior UK, the Scheme and the notices convening the Meetings

Scheme or Scheme of Arrangement	the scheme of arrangement proposed to be made under section 152 of the Isle of Man Companies Act 1931, as amended, between Hallin and the holders of the Scheme Shares, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Hallin and Superior UK

Scheme Record Time	11:59 p.m. (London time) on the date before the Court Meeting (or such other time and/or date as is agreed between Superior UK and Hallin)

Scheme Shareholders	registered holders of Scheme Shares

Scheme Shares	(i) the Hallin Shares in issue at the date of the Scheme

Document;

(ii) any Hallin Shares issued after the date of the Scheme Document and before the Voting Record Time; and

(iii) any Hallin Shares issued at or after the Voting Record Time and before 6:00 p.m. on the Business Day immediately prior to the Effective Date, in respect of which the original or any subsequent holders thereof are, or shall have agreed in writing to be, bound by the Scheme, in each case other than any Hallin Shares of which Superior UK is the registered holder

Simmons & Company International	Simmons & Company International of 700 Louisiana, Suite 1900, Houston, Texas 77002, US

Special Resolution	the special resolution to be proposed at the Hallin EGM in connection with the Scheme

Superior	Superior Energy Services, Inc., a company incorporated under Delaware law

Superior Group	the group comprising Superior UK, its holding company, any subsidiaries of its holding company, its ultimate parent company, its subsidiary undertakings and, where the context permits, each of them

Superior UK or Offeror	Superior Energy Services (UK) Limited, a company incorporated in Scotland with registered number SC366014

Superior UK Board	the board of directors of Superior UK

Superior UK Directors	the directors of Superior UK

Takeover Code	the City Code on Takeovers and Mergers

Takeover Panel	the Panel on Takeovers and Mergers

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possession, any state of the United States of America and the District of Columbia

US Exchange Act	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

US$ or dollars	US dollars, the lawful currency of the United States of America

Voting Record Time	6:00 p.m. (London time) on the day which is two days before the date of the Court Meeting or, if such Court Meeting is adjourned, 6:00 p.m. on the second day before the day of such adjourned meeting

£	UK pounds sterling, the lawful currency of the UK